Exhibit 99.1

GAMESTOP NAMES MICHAEL K. MAULER AS ITS NEW CHIEF EXECUTIVE OFFICER

GRAPEVINE, Texas, February 6, 2018 - Dan DeMatteo, Executive Chairman of GameStop Corp. (NYSE: GME), on behalf of the Board of Directors, announced today that Michael K. Mauler has been appointed as the company’s new Chief Executive Officer, effective immediately. Mr. Mauler will also join GameStop’s Board of Directors.

Mr. Mauler, 56, has been with the Company for more than 16 years. He previously served as Executive Vice President and President of International, which consists of nearly 2,000 retail stores operating under the GameStop, EB Games, Micromania and Zing Pop Culture brands. Mr. Mauler has led the International division’s business and diversification initiatives since being appointed to the role in January of 2010, including launching the Company’s global Collectibles business in 2014.

Prior to heading the International business, Mr. Mauler served as the Company’s Senior Vice President of Supply Chain and International Support, and before the merger between GameStop and EB Games, served as Vice President of Logistics for Electronics Boutique.

“On behalf of GameStop’s Board of Directors, I am pleased to announce Mike Mauler as our new CEO,” said Mr. DeMatteo. “Mike has been part of the GameStop senior leadership team for many years, where he has played an integral role in creating and driving the blueprint of our diversification strategy, successfully managing our international operations, and growing our core business segments. We are fortunate to have such an accomplished leader, who has a thorough understanding of our operations, business strategy and our stakeholders, and is committed to strengthening our results and driving our company forward.”

Mr. Mauler said, “I am honored by the support and confidence that Dan and the Board of Directors have placed in me. Starting with its founders more than 30 years ago, GameStop has a tremendous legacy of continually transforming its business to meet the needs of its global customer base. I look forward to building upon that legacy and working closely with our senior leadership team and our more than 40,000 associates around the world, to drive sustainable profitability and shareholder returns across our businesses.”

Prior to joining GameStop, Mr. Mauler held various senior management positions for Baxter Healthcare, Dade Behring and Fisher Scientific, where he led operations for 22 countries.

About GameStop Corp.
GameStop Corp., a Fortune 500 company headquartered in Grapevine, Texas, is a global, multichannel video game, consumer electronics and wireless services retailer. GameStop operates more than 7,400 stores across 14 countries. The Company's consumer product network also includes www.gamestop.com; Game Informer® magazine, the world's leading print and digital video game publication; and ThinkGeek, www.thinkgeek.com, the premier retailer for the global geek community featuring exclusive and unique video game and pop culture products. Our Technology Brands segment includes 1,500 Spring Mobile AT&T and Simply Mac stores. Spring Mobile, www.springmobile.com, sells all of AT&T’s products and services, including DIRECTV, devices and related accessories in select markets in the U.S. Simply Mac, www.simplymac.com, sells the full line of Apple products, including laptops, tablets, and smartphones and offers Apple certified warranty and repair services.

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Contacts:
Mike Loftus
Vice President, Global Controller and Investor Relations
GameStop Corp.
investorrelations@gamestop.com

Joey Mooring
Director, Corporate Communications
GameStop Corp.
Joeymooring@gamestop.com